Exhibit 4.1

ENBRIDGE INC.

Fifteenth Supplemental Indenture

Dated as of November 13, 2026

(Supplemental to Indenture Dated as of February 25, 2005)

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

FIFTEENTH SUPPLEMENTAL INDENTURE, dated as of November 13, 2026 (the “Fifteenth Supplemental Indenture”), between Enbridge Inc., a corporation duly incorporated under the Companies Ordinance of the Northwest Territories and continued and existing under the Canada Business Corporations Act (herein called the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (herein called “Trustee”);

R E C I T A L S:

WHEREAS, the Company has heretofore executed and delivered to DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee, an Indenture, dated as of February 25, 2005, as amended and supplemented by the First Supplemental Indenture, dated as of March 1, 2012, and the Eighth Supplemental Indenture, dated as of June 28, 2021 (as the same may be amended or supplemented from time to time, including by this Fifteenth Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series as provided in the Indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, to be known as its 6.700% Series A Fixed-to-Fixed Rate Subordinated Notes due 2057 (the “Notes”), the form and substance of such series and the terms, provisions and conditions thereof to be as set forth in the Indenture and this Fifteenth Supplemental Indenture;

WHEREAS, this Fifteenth Supplemental Indenture is being entered into pursuant to the provisions of Section 901(7) of the Indenture; and

WHEREAS, all things necessary to make this Fifteenth Supplemental Indenture a valid agreement according to its terms have been done;

NOW, THEREFORE, THIS FIFTEENTH SUPPLEMENTAL INDENTURE WITNESSETH:

The Company covenants and agrees with the Trustee as follows:

ARTICLE I

INTERPRETATION

(i)	Definitions

In this Fifteenth Supplemental Indenture, unless there is something in the subject matter or context inconsistent therewith:

“Additional Amounts” has the meaning ascribed to such term in Section 2.5.1;

“Calculation Agent” means any Person, which may be the Company or any of the Company’s Affiliates, appointed by the Company from time to time to act as calculation agent with respect to the Notes;

“Closing Date” means November 13, 2026;

“Common Shares” means the common shares in the capital of the Company;

“DBRS” means DBRS Limited;

“Deferral Period” has the meaning ascribed to such term in Section 5.1;

“Dividend Restricted Shares” means, collectively, the preference shares of the Company and the Common Shares of the Company;

“DTC” means the Depository Trust Company or its nominee;

“FATCA” has the meaning ascribed to such term in Section 2.5.1;

“Fitch” means Fitch Ratings, Inc.;

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published H.15, for the U.S. Treasury security with a maturity of five years from the next Interest Reset Date and trading in the public securities market or (2) if there is no such published U.S. Treasury security with a maturity of five years from the next Interest Reset Date and trading in the public securities market, the rate will be determined by the Calculation Agent by interpolation or extrapolation on a straight line basis between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Interest Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Interest Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recently published H.15; provided, however, that if the H.15 is no longer published or the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clauses (1) or (2) above, then the Five-Year Treasury Rate will be the Five-Year Treasury Rate in effect for the prior Interest Reset Period, or, in the case of the Initial Interest Reset Date, 4.664%;

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances;

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the United States Federal Reserve System, and “most recently published H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date;

“Holders” means the registered holders, from time to time, of the Notes or, where the context requires, all of such holders;

“Indenture” has the meaning ascribed to such term in the first recital to this supplemental indenture;

“Initial Interest Reset Date” means May 15, 2032;

“Interest Payment Date” means May 15 and November 15 of each year during which any Notes are outstanding, and the Maturity Date;

“Interest Reset Date” means the Initial Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date;

“Interest Reset Period” means the period from and including the Initial Interest Reset Date to, but not including, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date;

“Maturity Date” means May 15, 2057;

“Moody’s” means Moody’s Investors Service, Inc.;

“Notes” means the $550,000,000 aggregate principal amount of 6.700% Series A Fixed-to-Fixed Rate Subordinated Notes due 2057 issued by the Company hereunder;

“Parity Notes” means any class or series of Company indebtedness currently outstanding or hereafter created that ranks on a parity with the Notes as to distributions upon liquidation, dissolution or winding-up;

“Person” includes any individual, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture and Governmental Authority;

“Rating Event” means Moody’s, S&P, DBRS or Fitch that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Notes;

“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.

“Senior Creditor” means a holder or holders of Senior Indebtedness and includes any representative or representatives or trustee or trustees of any such holder and such other lenders providing advances to the Company pursuant to Senior Indebtedness;

“Senior Indebtedness” means obligations (other than non-recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures or notes or obligations of the Company for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation;

“S&P” means S&P Global Ratings;

“Tax Act” has the meaning ascribed to such term in Section 2.5.1;

“Tax Event” means the Company (or its successor) determines that (1) as a result of (A) any amendment to or change (including any announced prospective change) in the laws or related regulations of Canada (or the Company’s successors’ jurisdiction of organization) or of any applicable political subdivision or taxing authority or (B) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority announced or becoming effective on or after the date hereof, the Company has or will become obligated to pay, on the next Interest Payment Date, Additional Amounts with respect to any Note pursuant to Section 2.5.1, or (2) on or after November 9, 2026, any action has been taken by any taxing authority of, or any decision has been rendered by a court in, Canada (or the Company’s successors’ jurisdiction of organization) or any applicable political subdivision or taxing authority, including any of those actions specified in (1) above, whether or not the action was taken or decision rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in the opinion of the Company’s counsel, will result in the Company becoming obligated to pay, on the next Interest Payment Date, Additional Amounts with respect to any Note, and the Company has determined that the obligation cannot be avoided by the use of reasonable available measures;

“Fifteenth Supplemental Indenture” has the meaning ascribed to such term in the Preamble; and

“this supplemental indenture”, “hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this Fifteenth Supplemental Indenture and not to any particular article, section, subdivision or other portion hereof.

Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.

1.2            Interpretation Not Affected By Headings, etc.

The division of this Fifteenth Supplemental Indenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Fifteenth Supplemental Indenture.

1.3            Incorporation of Certain Definitions

All terms contained in this Fifteenth Supplemental Indenture which are defined in the Indenture, as supplemented and amended to the date hereof, shall, for all purposes hereof, have the meanings given to such terms in the Indenture, as so supplemented and amended, unless otherwise defined herein or unless the context otherwise specifies or requires.

ARTICLE 2

THE NOTES

2.1            No Limitation on Issue

The aggregate principal amount of the Notes that may be issued and authenticated hereunder shall be unlimited.

2.2            Terms of Notes

2.2.1          The Notes shall be dated as of the Closing Date, regardless of their actual date of issue, and shall mature on the Maturity Date.

2.2.2          The Notes will bear interest (i) from, and including, the Closing Date to, but not including, the Initial Interest Reset Date at the rate of 6.700% per annum and (ii) from and including the Initial Interest Reset Date, during each Interest Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.036%, to be reset on each Interest Reset Date, provided that the interest rate during any Interest Reset Period will not reset below 6.700% per annum (which equals the initial interest rate on the Notes). Interest on the Notes will be payable semi-annually in arrears on each Interest Payment Date, commencing on May 15, 2027, subject to deferral as set forth in Article 5. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Subject to Article 5, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest, in like money, at the same rates and on the same dates.

2.2.3          Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than six months, on the basis of the actual number of days elapsed per 30-day month. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Notes, whenever the interest rate on the Notes is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate.

2.2.4          If any Interest Payment Date falls on a day that is not a Business Day, the payment of interest, principal or premium due on such Interest Payment Date will be postponed until the next Business Day, and no further interest or other sums will accrue in respect of such postponement.

2.2.5          Interest payments will be made to Holders in whose names the Notes are registered at the close of business on May 1 and November 1 (in each case, whether or not a Business Day), as the case may be, immediately preceding the relevant Interest Payment Date.

2.3            Form of Notes

2.3.1          The Notes shall be issued only as fully registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

2.3.2          The Notes and the certificate of authentication of the Trustee endorsed thereon shall be in the English language and shall be substantially in the form set out in Schedule A hereto, with such appropriate additions, deletions, substitutions and variations as the Trustee may approve and shall bear such distinguishing letters and numbers as the Trustee may approve, such approval of the Trustee to be conclusively evidenced by its authentication of the Notes.

2.3.3          The Notes may be engraved, printed or lithographed, or partly in one form and partly in another, as the Company may determine.

2.4            Calculation Agent

2.4.1          Unless all of the outstanding Notes are to be redeemed or have been redeemed as of the Initial Interest Reset Date, the Company shall appoint a Calculation Agent with respect to the Notes prior to the Reset Interest Determination Date preceding the Initial Interest Reset Date.

2.4.2          The Calculation Agent will determine the applicable interest rate for each Interest Reset Period as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent, if other than the Company or an Affiliate of the Company, will notify the Company of the interest rate for the relevant Interest Reset Period and the Company will then promptly notify the Trustee, if other than the Calculation Agent, of such interest rate.

2.4.3          The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Reset Period beginning on or after the Initial Interest Reset Date: (i) will be on file at the Company’s principal offices, (ii) will be made available to any Holder upon request, (iii) will be conclusive and binding absent manifest error, (iv) may be made in the Calculation Agent’s sole discretion and (v) notwithstanding anything to the contrary in the documentation relating to the Notes, will become effective without consent from any other person or entity.

2.5            Additional Amounts

2.5.1         The Company will, subject to the exceptions and limitations set forth below, pay to any Holder of the Notes who is a non-resident of Canada for purposes of the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) such additional amounts (“Additional Amounts”) as may be necessary so that every net payment on the Notes held by such Holder of the Notes, after deduction or withholding by the Company or any of its paying agents for or on account of any present or future tax, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed by the government of Canada (or any political subdivision or taxing authority thereof or therein) (collectively, “Canadian Taxes”) upon or as a result of such payment, will not be less than the amount provided in those Notes to be then due and payable (and the Company will remit the full amount withheld to the relevant authority in accordance with applicable law). However, the Company will not be required to make any payment of Additional Amounts:

(a)             to any person in respect of whom such Canadian Taxes are required to be withheld or deducted as a result of such person or any other person that has a beneficial interest in respect of any payment under those Notes (i) not dealing at arm’s length with the Company (within the meaning of the Tax Act), (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of the Company, (iii) not dealing at arm’s length (for the purposes of the Tax Act) with such a “specified shareholder” or (iv) being an entity in respect of which the Company is a ‘specified entity’ as defined in subsection 18.4(1) of the Tax Act;

(b)             to any person by reason of such person being connected with Canada (otherwise than merely by holding or ownership of those Notes or receiving any payments or exercising any rights thereunder), including without limitation a non-resident insurer who carries on an insurance business in Canada and in a country other than Canada;

(c)             for or on account of any Canadian Taxes which would not have been so imposed but for: (i) the presentation by the holder of those Notes on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or (ii) the holder’s failure to comply with any certification, identification, information, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding of, any such Canadian Taxes;

(d)             for or on account of any estate, inheritance, gift, sales, transfer, personal property tax or any similar Canadian Taxes;

(e)             for or on account of any Canadian Taxes required to be withheld by any paying agent from any payment to a person on those Notes if such payment can be made to such person without such withholding by at least one other paying agent the identity of which is provided to such person;

(f)              for or on account of any Canadian Taxes which are payable otherwise than by withholding from a payment on those Notes;

(g)             any withholding or deduction imposed pursuant to: (i) Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, (ii) any treaty, law, regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, or (iii) any agreement between the Company and the United States or any authority thereof implementing FATCA; or

(h)            for any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor will Additional Amounts be paid with respect to any payment on those Notes to a Holder of the Notes who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Canada (or any political subdivision thereof) to be included in the income for Canadian federal income tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to payment of the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Notes.

ARTICLE 3

REDEMPTION OF THE NOTES

3.1            Redemption of Notes at the Option of the Company

The Company may, at its option, on giving not more than 60 days nor less than 10 days’ prior notice to the Holders thereof, redeem the Notes, in whole at any time or in part from time to time, (i) on any day in the period commencing on (and including) the date falling three months prior to the Initial Interest Reset Date and ending on (and including) the Initial Interest Reset Date and (ii) after the Initial Interest Reset Date, on any Interest Payment Date, in each case, without the consent of the Holders, at a redemption price per $1,000 principal amount of the Notes equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.2            Partial Redemption of Notes

3.2.1          If less than all the Notes are to be redeemed pursuant to Section 3.1, the Company shall, at least 15 days prior to the date that notice of redemption is given, notify the Trustee by Company Order stating the Company’s intention to redeem the aggregate principal amount of the Notes to be redeemed. The Notes to be redeemed shall be selected by the Trustee, if the Notes are in Global Form, in accordance with the procedures of DTC and if the Notes are certificated, on a pro rata basis, disregarding fractions, according to the principal amount of the Notes registered in the respective names of each Holder, or in such other manner as the Trustee may consider equitable, provided that such selection shall be proportionate (to the nearest minimum authorized denomination for the Notes established pursuant to Section 2.3).

3.2.2          If the Notes in denominations in excess of the minimum authorized denomination for the Notes are selected and called for redemption in part only (such part being that minimum authorized denomination or an integral multiple thereof) then, unless the context otherwise requires, references to the Notes in this Article 3 shall be deemed to include any such part of the principal amount of the Notes which shall have been so selected and called for redemption. The Holder of any Notes called for redemption in part only, upon surrender of such Notes for payment, shall be entitled to receive, without expense to such Holder, new Notes for the unredeemed part of the Notes so surrendered, and the Company shall execute and the Trustee shall authenticate and deliver, at the expense of the Company, such new Notes having the same terms as are set out herein upon receipt from the Trustee or the Paying Agent of the Notes so surrendered.

3.3            Early Redemption upon a Tax Event

Within 90 days following the occurrence of a Tax Event, the Company may, at its option, on giving not more than 60 days nor less than 10 days’ prior notice to the Holders thereof, redeem all (but not less than all) of the Notes without the consent of the Holders. The redemption price per $1,000 principal amount of the Notes shall be equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.4            Early Redemption upon a Rating Event

Within 90 days following the occurrence of a Rating Event, the Company may, at its option, on giving not more than 60 days nor less than 10 days’ prior notice to the Holders thereof, redeem all (but not less than all) of the Notes without the consent of the Holders. The redemption price per $1,000 principal amount of the Notes shall be equal to 102% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.5            Notice of Redemption

Notice of any intention to redeem any Notes shall be given by or on behalf of the Company to the Holders of the Notes which are to be redeemed, not more than 60 days and not less than 10 days prior to the date fixed for redemption, in the manner provided in the Indenture. The notice of redemption shall, unless all the Notes then outstanding are to be redeemed, specify the distinguishing letters and numbers of the Notes which are to be redeemed and, if the Notes are to be redeemed in part only, shall specify that part of the principal amount thereof to be redeemed, and shall specify the redemption date, the redemption price and places of payment and shall state that all interest on the Notes called for redemption shall cease from and after such redemption date.

3.6            Cancellation of the Notes

All Notes redeemed under this Article 3 shall forthwith be delivered to the Trustee and shall be cancelled by it and will not be reissued or resold, and except as provided in subsection 3.2.2, no Notes shall be issued in substitution therefor.

ARTICLE 4

RESERVED

ARTICLE 5

DEFERRAL RIGHT

5.1            Deferral Right

So long as no Event of Default has occurred and is continuing, the Company may elect, in its sole discretion, at any date other than an Interest Payment Date, to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). Such deferral will not constitute an Event of Default or any other breach under the Indenture and the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Company pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Company will give the Trustee and the Holders of the Notes written notice of its election to commence or continue a Deferral Period at least 10 and not more than 60 days before the next Interest Payment Date.

5.2            No Limit

There shall be no limit on the number of Deferral Periods that may occur.

5.3            Dividend Stopper Undertaking

Unless the Company has paid all accrued and unpaid interest on the Notes, the Company will not:

(i)	declare any dividends on the Dividend Restricted Shares or pay any interest on any Parity Notes (other than stock dividends on Dividend Restricted Shares);

(ii)	redeem, purchase or otherwise retire any Dividend Restricted Shares or Parity Notes (except (i) with respect to Dividend Restricted Shares, out of the net cash proceeds of a substantially concurrent issue of Dividend Restricted Shares or (ii) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Dividend Restricted Shares); or

(iii)	make any payment to holders of any of the Dividend Restricted Shares or any of the Parity Notes in respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Parity Notes, respectively.

ARTICLE 6

RESERVED

ARTICLE 7

SUBORDINATION OF NOTES

7.1            Notes Subordinated to Senior Indebtedness

7.1.1          The Company covenants and agrees, and each Holder of Notes, by the acceptance thereof, likewise covenants and agrees, that the indebtedness represented by the Notes and the payment of the principal of and interest on each and all of the Notes is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of Senior Indebtedness.

7.1.2          In the event (a) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, or (b) subject to the provisions of Section 7.2 that (i) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal or interest or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and, in the cases of subclauses (i) and (ii) of this clause (b), such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the Notes shall have been declared due and payable pursuant to Section 502 of the Indenture and such declaration shall not have been rescinded and annulled as provided therein, then:

7.1.2.1 the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Notes are entitled to receive a payment on account of the principal of or interest on the indebtedness evidenced by the Notes, including, without limitation, any payments made pursuant to any redemption or purchase for cancellation;

7.1.2.2 any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to which the Holders of any of the Notes or the Trustee would be entitled except for the provisions of this Article shall be paid or delivered by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver, receiver and manager or liquidating trustee or otherwise, directly to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the Notes or to the Trustee under this instrument; and

7.1.2.3 in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, in respect of principal of or interest on the Notes or in connection with any repurchase by the Company of the Notes, shall be received by the Trustee or the Holders of any of the Notes before all Senior Indebtedness is paid in full, or provision made for such payment in money or money’s worth, such payment or distribution in respect of principal of or interest on the Notes or in connection with any repurchase by the Company of the Notes shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

7.2            Disputes with Holders of Certain Senior Indebtedness

Any failure by the Company to make any payment on or perform any other obligation under Senior Indebtedness, other than any indebtedness incurred by the Company or assumed or guaranteed, directly or indirectly, by the Company for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section shall have been waived by the Company in the instrument or instruments by which the Company incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default under Section 7.1.2(b) if (a) the Company shall be disputing its obligation to make such payment or perform such obligation and (b) either (i) no final judgment relating to such dispute shall have been issued against the Company which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, and (ii) in the event of a judgment that is subject to further review or appeal has been issued, the Company shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

7.3            Subrogation

Subject to the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of the Company which by their express terms are subordinated to Senior Indebtedness of the Company to the same extent as the Notes are subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and as between the Company, its creditors other than holders of such Senior Indebtedness and the Holders, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Article that otherwise would have been made to the Holders shall be deemed to be a payment by the Company on account of such Senior Indebtedness, it being understood that the provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Indebtedness, on the other hand.

7.4            Obligation of Company Unconditional

7.4.1          Nothing contained in this Article or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

7.4.2          Upon payment or distribution of assets of the Company referred to in this Article, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, receiver and manager, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount paid or distributed thereon and all other facts pertinent thereto or to this Article.

7.5            Payments on Notes Permitted

Nothing contained in this Article or elsewhere in this Indenture or in the Notes shall affect the obligations of the Company to make, or prevent the Company from making, payment of the principal of or interest on the Notes in accordance with the provisions hereof and thereof, except as otherwise provided in this Article.

7.6            Effectuation of Subordination by Trustee

Each Holder by its acceptance thereof authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effect the subordination as provided in this Article and appoints the Trustee as its attorney-in-fact for any and all such purposes. This appointment shall be irrevocable. Upon request of the Company, and upon being furnished a certificate of the Company stating that one or more named Persons are Senior Creditors and specifying the amount and nature of the Senior Indebtedness of such Senior Creditor, the Trustee shall enter into a written agreement or agreements with the Company and the Persons named in such certificate of the Company providing that such Persons are entitled to all the rights and benefits of this Article as Senior Creditors and for such other matters, such as an agreement not to amend the provisions of this Article and the definitions used herein without the consent of such Senior Creditors, as the Senior Creditors may reasonably request. Such agreement shall be conclusive evidence that the indebtedness specified therein is Senior Indebtedness; however, nothing herein shall impair the rights of any Senior Creditor who has not entered into such an agreement.

7.7            Knowledge of Trustee

Notwithstanding the provisions of this Article or any other provisions of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of moneys to or by the Trustee, or the taking of any other action by the Trustee, unless and until the Trustee shall have received written notice thereof mailed or delivered to the Trustee from the Company, any Holder, any paying agent or the holder or representative of any class of Senior Indebtedness; provided that if at least three Business Days prior to the date upon which by the terms hereof any such moneys may become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Note) the Trustee shall not have received with respect to such moneys the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such moneys and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within three Business Days prior to or on or after such date.

7.8            Trustee May Hold Senior Indebtedness

The Trustee shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness at the time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

7.9            Rights of Holders of Senior Indebtedness Not Impaired

7.9.1          No right of any present or future holder of any Senior Indebtedness to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

7.9.2          With respect to the holders of Senior Indebtedness, (i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, (ii) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, (iii) no implied covenants or obligations shall be read into this Indenture against the Trustee and (iv) the Trustee shall not be deemed to be a fiduciary as to such holders.

7.10         Article Applicable to Paying Agents

In case at any time any paying agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article shall in such case (unless the context shall require otherwise) be construed as extending to and including such paying agent within its meaning as fully for all intents and purposes as if such paying agent were named in this Article in addition to or in place of the Trustee; provided, however, that Sections 7.7 and 7.8 shall not apply to the Company if it acts as its own paying agent.

7.11         Trustee; Compensation Not Prejudiced

Nothing in this Article shall apply to claims of, or payments to, the Trustee pursuant to Section 607 of the Indenture.

ARTICLE 8

EVENTS OF DEFAULT

8.1            Events of Default

Solely with respect to the Securities (and not with respect to any other securities issued or outstanding under the Indenture), for so long as any of the Securities remain outstanding, “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by provisions of Article 7 of this Fifteenth Supplemental Indenture or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)	default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 days (subject to the Company’s right, in its sole discretion, to defer interest payments as provided in Article 5 of this Fifteenth Supplemental Indenture);

(ii)	default in the payment of the principal of or any premium, if any, when due and payable on the Notes;

(iii)	the Company makes a general assignment for the benefit of its creditors or otherwise acknowledges its insolvency or is declared bankrupt or makes an authorized assignment or a proposal to its creditors under any bankruptcy or insolvency or analogous law or if a custodian or a receiver or receiver and manager or any other officer with similar powers is appointed in respect of the Company or of the property of the Company or any part thereof which is a substantial part of the property of the Company on a consolidated basis; or

(iv)	the Company defaults in the performance of, or breaches, any other covenant or warranty in the Indenture, which default or breach continues uncured for a period of 60 days after the Company receives written notice from the Trustee or the Company and the Trustee receive written notice from the Holders of not less than one-quarter of the principal amount of Notes then outstanding.

If an Event of Default has occurred and is continuing, then the Company shall be deemed to be in default under the Indenture and the Notes and the Trustee may, in its discretion and shall upon the request of holders of not less than one-quarter of the principal amount of Notes then outstanding under the Indenture, demand payment of the principal or premium, if any, together with any accrued and unpaid interest up to (but excluding) such date, which shall immediately become due and payable in cash, and may institute legal proceedings for the collection of such aggregate amount in the event the Company fails to make payment thereof upon such demand.

ARTICLE 9

MISCELLANEOUS

9.1            Relationship to Indenture

The Fifteenth Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this Fifteenth Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this Fifteenth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

9.2            Modification of Indenture

Except as expressly modified by this Fifteenth Supplemental Indenture, the provisions of the Indenture shall continue to apply to each Security issued thereunder.

9.3            Governing Law

This instrument shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions in Article 7 hereof, which are governed by, and construed in accordance with, the laws of the Province of Alberta.

9.4            Counterparts

This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Notwithstanding anything to the contrary in the Indenture, all references in the Indenture to the execution, attestation or authentication of any Note or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Trustee).

9.5            Trustee Makes No Representation

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fifteenth Supplemental Indenture.

IN WITNESS WHEREOF the parties hereto have caused this Fifteenth Supplemental Indenture to be duly executed all as of the day and year first written above.

ENBRIDGE INC.

By	/s/ Jonathan E. Gould
	Name:	Jonathan E. Gould
	Title:	Vice President, Treasury, Risk & Pensions

By	/s/ David Taniguchi
	Name:	David Taniguchi
	Title:	Vice President, Legal & Corporate Secretary

[Signature Page to Fifteenth Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By	/s/ Mary Miselis
	Name:	Mary Miselis
	Title:	Vice President

By	/s/ Tai Bill Lee
	Name:	Tai Bill Lee
	Title:	Vice President

[Signature Page to Fifteenth Supplemental Indenture]

SCHEDULE A

FORM OF REGISTERED NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ENBRIDGE INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. [●]

ENBRIDGE INC.

(a corporation duly organized and existing under the Companies Ordinance of the Northwest Territories and continued and existing under the Canada Business Corporations Act)

6.700% Series A Fixed-to-Fixed Rate Subordinated Notes due 2057

CUSIP: 29250NCV5
ISIN: US29250NCV55

ENBRIDGE INC. (the “Company”) for value received hereby promises to pay to the registered holder hereof (the “Holder”) on May 15, 2057 or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture hereinafter mentioned, the principal sum of

[●] DOLLARS

$[●]

in lawful money of the United States on presentation and surrender of this Note (as defined below) at the principal office of the Trustee in The City of New York, New York or such other location as it may designate from time to time, and to pay interest on the principal amount hereof from and including the date hereof, or from and including the last Interest Payment Date (as defined in the Indenture) to which interest shall have been paid or made available for payment on the outstanding Notes, whichever is later, semi-annually in arrears on May 15 and November 15 of each year (i) from, and including, the date hereof to, but not including, May 15, 2032 at the rate of 6.700% per annum and (ii) from, and including, May 15, 2032, during each Interest Reset Period (as defined in the Indenture), at a rate per annum equal to the Five-Year Treasury Rate (as defined in the Indenture) as of the most recent Reset Interest Determination Date (as defined in the Indenture), plus 2.036%, to be reset on each Interest Reset Date, provided that the interest rate during any Interest Reset Period will not reset below 6.700% per annum (which equals the initial interest rate on the Notes). Subject to Article 5 of the Fifteenth Supplemental Indenture referred to below, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest at the same rates and on the same dates.

This Note is one of the 6.700% Series A Fixed-to-Fixed Rate Subordinated Notes due 2057 (the “Notes”) of the Company issued or issuable under the provisions of an Indenture, dated as of February 25, 2005, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of March 1, 2012, an Eighth Supplemental Indenture, dated as of June 28, 2021, and a Fifteenth Supplemental Indenture, dated as of November 13, 2026, in each case, between the Company and the Trustee (which indenture as amended and supplemented is herein referred to as the “Indenture”). The Notes issuable under the Indenture are unlimited in principal amount. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Notes are or are to be issued and held and the rights, remedies and obligations of the holders of the Notes, of the Company and of the Trustee in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder by acceptance hereof acknowledges and assents.

So long as no Event of Default has occurred and is continuing, the Company may elect, in its sole discretion, at any date other than an Interest Payment Date, to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). There shall be no limit on the number of Deferral Periods that may occur. Such deferral will not constitute an Event of Default or any other breach under the Indenture and the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Company pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Notes are issuable only as fully registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Upon compliance with the provisions of the Indenture, the Notes of any denomination may be exchanged for an equal aggregate principal amount of the Notes in any other authorized denomination or denominations.

The Notes are direct obligations of the Company but are not secured by any mortgage, pledge, hypothec or other charge.

The indebtedness evidenced by this Note and by all other Notes now or hereafter authenticated and delivered under the Indenture is subordinated and subject in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all present and future Senior Indebtedness (as defined in the Indenture), whether outstanding at the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

The right is reserved to the Company to purchase or redeem the Notes for cancellation, in all cases in accordance with the provisions of the Indenture.

This Note may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the Trustee or other registrar in The City of New York, New York by the Holder or such Holder’s executors or administrators or other legal representatives or such Holder’s attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe.

This Note shall be governed by and construed in accordance with the laws of the State of New York, except for the subordination provisions referred to herein and in the Fifteenth Supplemental Indenture, dated as of November 13, 2026, which are governed by, and construed in accordance with, the laws of the Province of Alberta.

This Note shall not become obligatory for any purpose until it shall have been authenticated by the Trustee under the Indenture.

In Witness Whereof, the Company has caused this instrument to be duly executed.

ENBRIDGE INC.

By
	Name:	[●]
	Title:	[●]

By
	Name:	[●]
	Title:	[●]

(FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION)

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

Deutsche Bank Trust Company Americas, As Trustee

By
Authorized Officer

(FORM OF CERTIFICATE OF TRANSFER)

CERTIFICATE OF TRANSFER

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and postal code)

and irrevocably appoint agent to transfer this Note on the books of ENBRIDGE INC. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the Notes)

Signature Guarantee:
(This signature must be guaranteed by or a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP)).